PROSPECTING REPORT

                                       ON
                                  ROCK SAMPLING
                                  -------------
                                    OVER THE
                                HI - HO PROPERTY
                                ----------------
                        GARNET CREEK, HARRISON LAKE AREA
                    NEW,WESTMINSTER MINING; DIVISION COLUMBIA

PROPERTY LOCATION      Hi-Ho 1-10 are 4.0 km @ 347  from Ruby
                       Creek - Fraser River Confluence
                       49  23' 30"N
                       121  36'W
                       92H/5E
WRITTEN FOR           QUILCHENA RESOURCES, INC.
                      101 West 5th Avenue
                      Vancouver, B.C.  V5Y 1H9
WRITTEN BY            GERRY DIAKOW
                      6th Floor, 1100 Melville Street
                      Vancouver, B.C.  V6E 4A6
REVISED . . . . .     February 3, 2000

     TABLE  OF  CONTENTS
Summary                                           1
Conclusions                                       1
Recommendations                                   1
Introduction                                      2
Location  and  Access                             4
Property  Status                                  4
Physiography                                      5
History                                           6
Prospecting  Traverses                            6
Compilation  of  Samples                         11
Assay  Methods  and  Specifications        12,13,14
Statement  of  Qualifications                    15

     LIST  OF  FIGURES  AND  MAPS

Figure  1  Claim  location  map                   3
Map  1  -  Traverse  'A'  Zone                    8
Map  2  -  Traverse  'B'  Zone                   10
Map  3  -  Map  showing  all  claims     In  Pocket

SUMMARY
     The Hi-Ho claims were prospected with a focus on the metamorphic rocks on the southern portion of the claims. One day was spent on a general reconnaissance and two days specifically prospecting the metamorphic "Settler Schist" and the schist granite contact. Rocks containing sulfide mineralization were assayed at Acme Analytical laboratories using a 30 element aqua regia digestion plus a atomic absorption analysis for gold and platinum.
Two silts which were part of the a regional sampling also came from the Hi-Ho claims they also had a 30 element ICP plus geochem Au Pt and Pd by Ultra/ICP. CONCLUSIONS
1.     The  Hi-Ho  claims  are  underlain by geology similar to the nearby Zofka
Ridge and the past producing Giant Mascot Nickle mine. Massive sulfide float was observed along the Garnet Creek logging road which connects to the Emory Creek logging roads where the nickel producing Giant Mascot mine is located approximately 12 kilometers northeast of the Hi-Ho claims.
2. The granite schist contact located along Garnet Creek contained appreciable sulfides at the contact zone. Further prospecting is needed to determine whether any precious metals are associated with the intrusion schist contact.
RECOMMENDATIONS
1. The remaining Hi-Ho claims that are underlain by granitic rock should be prospected possibly reconnoitring up to as far as the Zofka Ridge, especially since recent claim maps show many of the Pride of Emory occurrences unstaked.

SUMMARY
     The Hi-Ho claims were prospected with a focus on the metamorphic rocks on the southern portion of the claims. One day was spent on a general reconnaissance and two days specifically prospecting the metamorphic "Settler Schist" and the schist granite contact. Rocks containing sulfide mineralization were assayed at Acme Analytical laboratories using a 30 element aqua regia digestion plus a atomic absorption analysis for gold and platinum.
Two silts which were part of the a regional sampling also came from the Hi-Ho claims they also had a 30 element ICP plus geochem Au Pt and Pd by Ultra/ICP. CONCLUSIONS
1.     The  Hi-Ho  claims  are  underlain by geology similar to the nearby Zofka
Ridge and the past producing Giant Mascot Nickle mine. Massive sulfide float was observed along the Garnet Creek logging road which connects to the Emory Creek logging roads where the nickel producing Giant Mascot mine is located approximately 12 kilometers northeast of the Hi-Ho claims.
2. The granite schist contact located along Garnet Creek contained appreciable sulfides at the contact zone. Further prospecting is needed to determine whether any precious metals are associated with the intrusion schist contact.
RECOMMENDATIONS
1. The remaining Hi-Ho claims that are underlain by granitic rock should be prospected possibly reconnoitring up to as far as the Zofka Ridge, especially since recent claim maps show many of the Pride of Emory occurrences unstaked.
3. The steep rugged terrain should be prospected with a helper. A "buddy system" is necessary in case an accident occurs while traversing the many steep small cliffs.
INTRODUCTION
     This report discusses rock sampling and prospecting carried out at certain locations within the southern claims of the Hi-Ho claim group. The Hi-Ho claims are located on Garnet Creek within the Harrison Lake area of British Columbia. Work was carried out on the following claims:

Hi-Ho  #1  -  Record  #367666
Hi-Ho  #2  -  Record  #367667
Hi-Ho  #3  -  Record  #367668
Hi-Ho  #4  -  Record  #367669

     The rock sampling and prospecting-mapping was carried out by Gerry Diakow, a mineral exploration technician from November 22nd to November 27th 1999. Three days spent prospecting the Hi-Ho claims resulted in sampling two interesting sulfide bearing outcrops. Sampling and mapping of these outcrops resulted in 17 rock samples and two silt samples being sent to Acme analytical laboratories.
The purpose of the prospecting and mapping was to test for nickel, copper, chromium, gold and platinum. The pride of Emory - Giant Nickel mine lies 10 miles northeast of the Hi-Ho claims. Here small mines along Emory Creek have been developed since the 1920's the commodities include nickel, copper, chromium, gold, platinum and palladium. Seventeen main ore bodies from these early works were later mined by the Giant Nickel mining company which was in operation from 1958 - 1974 inclusive. Nickel and copper were the prime metallic products with cobalt as a byproduct, however chrome oxide, platinum, gold and silver were also reported

                                 MAP - FIGURE 1
                            HIHO 1 - HIHO 10 PROPERTY
                                   map 092H05E
                              [MAP OMITTED]

LOCATION  AND  ACCESS
     The Hi-Ho 1 - 10 mineral claims are located on Garnet Creek on the north side of the Fraser River some 13 kilometers west of Hope, British Columbia. National Topographic Series (N.T.S.) Map reference 92 H/5E, latitude 49 23'30' N, longitude 121 36'W.
Access to the property is by a dirt road which parallels the east side of Puby Creek and runs north from Highway 7 at a point 12 kilometers south west of the juncture of Highway 7 and the Trans Canada Highway (Figure 1).

PROPERTY  STATUS
     The property consists of 10 contiguous mineral claims comprising 225 hectares in the New Westminster Mining Division. Map Number: 92H5W Mining claims (Figure 1).

     CLAIM  NAME     RECORD     EXPIRY  DATE
     Hi-Ho  #1     367666     January  17,  2002
     Hi-Ho  #2     367667     January  17,  2002
     Hi-Ho  #3     367668     January  17,  2002
     Hi-Ho  #4     367669     January  17,  2002
     Hi-Ho  #5     367670     January  17,  2002
     Hi-Ho  #6     367671     January  17,  2002
     Hi-Ho  #7     367672     January  17,  2002
     Hi-Ho  #8     367673     January  17,  2002
     Hi-Ho  #9     367674     January  17,  2002
     Hi-Ho  #10     367675     January  17,  2002

Physiography
     The Hi-Ho claims are found within the Southern Coast mountains. The coast mountains extend for 1700 km, are between 100-200 km wide, and reach elevations of over 4000m, although summits are only 2000 m, in the vicinity of the claims. The Hi-Ho claims cover a stretch of Garnet Creek that parallels a major North-South fault. James W.H. Monger and J. Murray Journeay in the 'Geological Survey of Canada' open file 2490 have mapped the Garnet Creek-Ruby Creek fault at approximately one kilometer west of the latter creeks. The coast mountains are characterized here by steep rugged hillsides and cascading creek flows. On the Hi-Ho claims, the terrain varies from near flat flood plains and creek benches to vertical cliff faces up to 300 meters in height. The elevation of the Hi-Ho claims ranges from 700 feet at Garnet Creek to 2000 feet.
The Hi-Ho claims are completely covered with second growth west coast rain forest. The original forest was being actively logged in 1946 (personal communication with Ed Glendinning old time resident of Ruby Creek). The second growth is mostly cedar-hemlock forest the first growth had a lot more fir trees as observed from stumps. On a flat along the east side of Garnet Creek on claims Hi-Ho #3 and Hi-Ho #1 stumps from logging operation were up 2.5 metres in diameter showing springboards holes and were 1.2 m to 2.5 m high. Garnet Creek in the month of November has a medium flow and forms a series of boulder pools and riffles, the creek was 10 meters wide and between 2 meters and
0.5  meter  in  depth.
Tributary creeks flowing into Garnet Creek have cut deep ravines into the side hills and are awkward and dangerous to traverse.

History
     The only recorded work near the claim area was conducted by Black Mastodon Mining Ltd. on the Clover Leaf mineral claims located one mile north of the mouth of Ruby Creek. The showing is reported as pyrrhotite carrying some nickel and copper values in talc enveloped in a serpentinite shear zone. In the period 1966 to 1973 the British Columbia Annual Minister of Mines Reports describes the work done on the property: surface trenching, open pits, 17 surface diamond drill holes totalling 1115 feet and 2 underground diamond drill holes totalling 500 feet.
Prospecting  Traverses
     Three traverses were undertaken on the Hi-Ho claims generating two separate mineralized zones being sampled and mapped. The 'A' showing was located along the east bank of Garnet Creek on the Hi-Ho 41 claim. The 'B' showings were on a road traverse on the Hi-Ho #3 - Hi-Ho #4 claim boundary the former logging road was blasted out along very steep terrain exposing fresh rock over 555 meters. Traversing parallel and down slope from the road always ended at very steep rock exposures that necessitated using a rope and having a partner familiar with rock climbing.
Pyrite mineralization was present in most of the dark metamorphic rocks on the Hi-Ho claims. J.M. Journcay and J.W.H. Monger, G.S.C. open file 2490 have mapped the metamorphic rocks on the Hi-Ho claims as a late Cretaceous metamorphic assemblage named the "Settler Schist". The "Settler Schist" include granite-biotite, staurolite, sillimanite schist, siliceous schist the whole package of rocks is described as metamorphosed in mid to early late Cretaceous. The intrusive rocks are mapped as the 'Spuzzum Pluton' a granodiorite. The 'A' showing was found by walking downstream along Garnet Creek. A high voltage transmission line crosses Garnet Creek on the Hi-Ho #5 claim and the old access road for the powerline was followed down to Garnet Creek. The rocks on Hi-Ho #5 are coarse grained granites. Leaving the powerline road where it fords Garnet Creek I traversed south along the east bank of Garnet Creek. Boulders and coarse yellow-white granite sand was exposed both along the creek side and also on the adjacent logged flood plain, where high water conditions had cut numerous channels thus exposing the course granitic sand and boulders.

     The granitic rocks persist to approximately 600 meters below the powerline ford at which point they came in contact with metamorphic rocks. The 'A' showing a sulfide bearing garnet schist is located at this contact metamorphic zone. The showing is water eroded to a greater depth than the black gneiss on the southern contact of the 'A' showing. The latter black gneiss forms a promontory which partially dams Garnet Creek forcing the creek to flow westward (Map #I). The resulting turbulence from redirecting Garnet Creek eroded and water smoothed the 'A' showing, making it difficult to sample the sculpted outcrop. The showing is only exposed at the creek shoreline and will not be visible during freshest water levels. The former bluff strikes at 120' and continuing east it forms a steep rock face thus terminating the flood plain on the east side of Garnet Creek. T h e Garnet schist sulfide zone is exposed to the east approximately 5 to 6 meters before becoming covered by granitic allevium and the flood plain forests. Sulfides in the 'A' zone varied between 5 to 15 percent with pyrite being the most abundant no other sulfides were identified in the field.
The sulfide mineralization sampled in the B zone was surveyed and mapped using a topofil chain and referencing the distance to the Hi-Ho 93 initial claim post. The traverse started 50 meters south for the former initial post and was chained to an accuracy of one metre. Sample locations were marked with orange flagging with the sample number written on the flagging samples collected for assaying had metallic mineralization between 2 and 30 per cent. The sampling was selective in as much that only high grade samples were selected for assaying. The samples do not represent true widths of mineralization but were intended to assist searching for precious metal anomalies that would be followed up after the initial analysis. All the Hi-Ho claims were given a quick look for large quartz veins. VMS boulders were noted on the claims south of the Hi-Ho however, no VMS float was observed on the Hi-Ho claims.

                        MAP OF GARNET CREEK - 'A' SHOWING
                          [MAP OMITTED]

                        MAP OF GARNET CREEK - 'B' SHOWING
                          [MAP OMITTED]


COMPILATION  OF  SAMPLES


SAMPLE
NUMBER  LOCATION OF SAMPLE          ELEVATED VALUE               COMMENTS
RII. . . . . . . .  outcrops in Garnet Creek         Zn                garnet schist with sulfides
R12. . . . . . . .  outcrop in Garnet Creek                            quartz vein with sulfides
R13. . . . . . . .  outcrop in Garnet Creek                 924ppm Ba  schist with sulfides
R14. . . . . . . .  outcrop in Garnet Creek                            garnet schist with sulfides
R15. . . . . . . .  outcrop in Garnet Creek                            quartz vein with sulfides
R20. . . . . . . .  road cut near IP Hi-Ho #4        Cu                sulfide rich meta sediment
R21. . . . . . . .  blasted road cut at steep cliff  Cu                sulfides in gneiss
R22. . . . . . . .  road cut at cliff                Cu                fine grained black gneiss
R23. . . . . . . .  road cut at cliff                16.2 ppb Au + Zn  black homfelic rock &
                                                                               sulfides
R24. . . . . . . .  road cut at cliff                Au                sulfides in white dyke
R25. . . . . . . .  road cut at cliff                                  quartz vein
R26. . . . . . . .  road cut at cliff                Cu                schist with sulfides
R27. . . . . . . .  taken from road bed              Pt 7 ppb + Mn &   quartz swirl in road bed
                                                             Ni
R28. . . . . . . .  road cut at cliff                talc              1.8m talc - soapstone
R29. . . . . . . .  road cut near cliff              talc              I. Om talc vein
R30. . . . . . . .  road cut                         Ba + 15.16% Fe    magnetite vein
R31. . . . . . . .  road cut                         Cu 267 ppm        magnetite quartz vein
                                                     22.89% Fe
Silt #8. . . . . .  Tributory of Garnet              1 1 ppb Au        creek drains
                                                                       granite intrusion
                                                     2 ppb Pt          Pt is always interesting
Silt 9 . . . . . .  Tributory of Garnet Creek

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ACME  ANALYTICAL  LABORATORIES  LTD.
GEOCHEMICAL  ANALYSIS  CERTIFICATE
(TWO  PAGES)

ACME
ANALYTICAL  LABORATORIES  LTD.
------------------------------
                METHODS AND SPECIFICATIONS FOR ANALYTICAL PACKAGE
                         GROUP 3A - AU BY WET EXTRACTION
Analytical  Process  and  Comments


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STATEMENT  OF  QUALIFICATION  STEPHEN  G.  DIAKOW

1. I attended Vancouver City College and the University of British Columbia completing courses leading to a B. Sc in chemistry.
2. Studied Civil and Structural Engineering at British Columbia Institute of Technology.
3 . I have worked in Mineral Exploration for the past 34 years . Including the major companies Union Carbide Mining Exploration, Canadian Superior Mining Exploration and Anaconda Mining Exploration.
4. 1 have received 3 British Columbia prospector assistance grants, the first from Dr. Grove in 1975 and last in 1998.